Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees	Page 1 of 2

EXHIBIT (a)(1)(iv)

Offer to Purchase
by
LEADING BRANDS, INC.
Up to US$800,000 in Value of Its Common Shares
At a Cash Purchase Price Not Greater than US$5.00 per Share
Nor Less than US$4.10 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, JUNE 18, 2012, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

May 18, 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

          Leading Brands, Inc., a corporation incorporated under the laws of the province of British Columbia, Canada (“Leading Brands”), offers to purchase up to US$800,000 in value of its common shares, without par value (the “Shares”), at a price not greater than US$5.00 nor less than US$4.10 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 18, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Each Share is accompanied by one common stock share purchase right (the “Rights”) as set forth in the Amended and Restated Shareholder Rights Plan Agreement, dated as of May 31, 2010, by and between Leading Brands, Inc. and Computershare Trust Company of Canada, as rights agent, and a tender of Shares will include a tender of the associated Rights. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

          Leading Brands will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that it will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares so tendered and the prices specified by tendering shareholders. Leading Brands will select the lowest purchase price, not greater than US$5.00 nor less than US$4.10 per Share, that will allow it to purchase US$800,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. If, based on the Final Purchase Price (defined below), Shares having an aggregate value of less than US$800,000 are properly tendered and not properly withdrawn, Leading Brands will buy all Shares properly tendered and not properly withdrawn. The price Leading Brands will select is sometimes referred to as the “Final Purchase Price.” All Shares properly tendered prior to the Expiration Date at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. Leading Brands reserves the right to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law.

          Leading Brands reserves the right, in its reasonable discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 6 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

          Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of US$800,000, or such greater amount as Leading Brands may elect to pay, subject to applicable law, have been validly tendered, and not properly withdrawn before the Expiration Date, at prices at or below the Final Purchase Price, Leading Brands will accept the Shares to be purchased from all shareholders who properly tender Shares at or below the Final Purchase Price, on a pro rata basis, and with appropriate adjustment to avoid purchases of fractional Shares.

          The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6 of the Offer to Purchase.

          Leading Brands’ directors and executive officers and entities associated with them have informed it that they do not intend to participate in the Offer. See Section 10 of the Offer to Purchase.

          For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2.	The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;

3.

Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

4.

A letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	A return envelope addressed to Computershare Investor Services, Inc., as Depositary for the Offer.

          YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, JUNE 18, 2012, UNLESS THE OFFER IS EXTENDED.

          For Shares to be tendered properly pursuant to the Offer, one of the following must occur: (i) the certificates for all deposited Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date, or (ii) the guaranteed delivery procedure described in Section 3 of the Offer to Purchase must be followed, or (iii) such Shares must be transferred pursuant to the procedures for book-entry transfer described in Section 3 of the Offer to Purchase (and a confirmation of such tender must be received by the Depositary, including a Book-Entry Confirmation or an Agent’s Message (as described in Section 3 of the Offer to Purchase) if the tendering Shareholder has not delivered a Letter of Transmittal).

          Leading Brands will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than to the Information Agent, as described in Section 14 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Leading Brands will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Leading Brands, the Information Agent or the Depositary for purposes of the Offer. Leading Brands will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Shares except as otherwise provided in the Offer to Purchase.

          Any questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials from the Information Agent.

Enclosures
NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF LEADING BRANDS, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.